Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 30, 2009, relating to the financial statements and financial statement schedule of Collective Brands, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of new accounting principles in 2007 and 2006) and the effectiveness of Collective Brands, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Collective Brands, Inc. and subsidiaries for the fiscal year ended January 31, 2009.

/s/ DELOITTE & TOUCHE LLP
Kansas City, Missouri June 3, 2009